ACCOUNTING SERVICES AGREEMENT


         THIS AGREEMENT, dated as of the 8th day of November, 1988 made by and between Weston Portfolios, Inc. (the "Fund") a corporation operating as an open end management investment company, duly organized and existing under the laws of the State of Maryland, and Fund/Plan Services, Inc. (the "Company") a corporation duly organized and existing under the laws of the State of Delaware.

                                WITNESSETH THAT:

         WHEREAS, the Fund consists of a series of Funds, at present namely:
Weston Income Portfolio
Weston Growth Portfolio

         WHEREAS, the Fund desires to appoint the Company as its Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the ("Fund") as set forth in Section 2 of this Agreement (the "Accounts and Records") and to perform certain other functions in connection with such accounts and records; and

         WHEREAS, the Company is willing to perform such functions upon the terms and conditions set forth below; and

         WHEREAS, the Fund will cause to be provided certain information to the Company as set forth below; and

         WHEREAS, the Company shall perform the duties of transfer agent, and dividend disbursing agent pursuant to a separate agreement ("Shareholder Services Agreement").

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

         Section 1. The Fund shall promptly turn over to the Company such of the Accounts and Records previously maintained by or for it as are necessary for the Company to perform its functions under this Agreement. The Fund authorizes the Company to rely on such Accounts and Records turned over to it and hereby indemnifies and holds the Company, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or in the failure of the Fund to provide any portion of such or to provide any information needed by the Company to knowledgeably perform its functions.

         Section 2. To the extent it receives the necessary information from the Fund or its agents by Written or Oral Instructions, the Company shall maintain and keep current the following Accounts and Records relating to the business of the Fund, in such form as may be mutually agreed to between the Fund and the
Company:
               (a)      Cash Receipts Journal
               (b)      Cash Disbursements Journal
               (c)      Dividends Paid Record
               (d)      Purchase and Sales Journals - Portfolio Securities
               (e)      Subscription and Redemption Journals
               (f)      Security Ledgers
               (g)      Broker Ledger



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
               (h)      General Ledger
               (i)      Daily Expense Accruals
               (j)      Daily Interest Accruals
               (k)      Securities and Monies borrowed or loaned and
                        collateral therefore
               (l)      Daily Trial Balance
               (m)      Investment Income Journal
         Unless necessary information to perform the above functions is furnished by Written or Oral Instructions to the Company daily prior to 4:00 PM Eastern time (the close of trading on the New York Stock Exchange) and the calculation of the Fund's net asset value, as provided below, the Company shall incur no liability, and the Fund shall indemnify and hold harmless the Company from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by the Company and used in such calculations and any subsequent information received from the Fund or any of its designated Agents.

         Section 3. The Company shall perform the ministerial calculations necessary to calculate the Fund's net asset value daily, in accordance with the Fund's current prospectus and utilizing the information described in this Section. Portfolio items for which market quotations are available by the Company's use of an automated financial information ("Service") shall be based on the closing prices of such Service except where the Fund has given or caused to be given specific Written or Oral Instructions to utilize a different value. All of the portfolio securities shall be given such values as the Fund provides by Written or Oral Instructions including all foreign securities, restricted securities and other securities requiring valuation not readily ascertainable solely by such Service. The Company shall have no responsibility or liability for the accuracy of prices quoted by such Services; for the accuracy of the information supplied by the Fund; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. The Company shall have no responsibility or duty to include information or valuations to be provided by the Fund in any computation unless and until it is timely supplied to the Company in usable form. Unless the necessary information to calculate the net asset value daily is furnished by Written or Oral Instructions from the Fund, the Company shall incur no liability, and the Fund shall indemnify and hold harmless the Company from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by the Company and used in such calculation and any subsequent information received from the Fund or any of its designated agents.

         Section 4. For all purposes under this Agreement, the Company is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents on behalf of the Fund. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where the Company receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the Broker-Dealer to send a written confirmation to the Company. The Company shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided however, that in the event a Written or Oral Instruction received by the Company is countermanded by a timely later Written or Oral Instruction received by the Company prior to acting upon such countermanded Instruction, the Company shall act upon such later Written or Oral Instruction. The sole obligation of the Company with respect to any follow-


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

up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or Broker-Dealer written confirmation shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action including any reprocessing necessary to correct any discrepancy or error, and to the extent such action requires the Company to act the Fund shall give the Company specific Written Instruction as to the action required.

         Section 5. At the end of each month, the Fund shall cause the Custodian to forward to the Company a monthly statement of cash and portfolio transactions, which will be reconciled with the Company's Accounts and Records maintained for the Fund. The Company will report discrepancies to the Custodian, and report any unreconciled items to the Fund.

         Section 6. The Company shall promptly supply daily and periodic reports of the Fund as requested by the Fund and agreed upon the Company.

         Section 7. The Fund shall and shall require each of its agents (including without limitation its Transfer Agent and its Custodian) to provide the company as of the close of each Business Day, or on such other schedule as the Fund determines is necessary, with Written or Oral Instructions (to be delivered to the Company by 10:00 AM the next following business day) containing all data and information necessary for the Company to maintain the Fund's Accounts and Records and the Company may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. The Fund is responsible to provide or cause to be provided to the Company reports of share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation.


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

         Section 8. The Accounts and Records, in the agreed upon format, maintained by the Company shall be the property of the Fund, and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rule 31(a)-2 of the Investment Company Act of 1940, as amended. The Company shall assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review of the Fund's Accounts and Records outside of routine and normal periodic reviews. Upon receipt from the Fund of the necessary information, the Company shall supply the necessary data for the Fund or accountant's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and the Company shall agree from time to time.

         Section 9. The Company and the Fund may from time to time adopt such procedures as they agree upon in writing, and the Company may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying the Company of any changes in regulations or rules which might necessitate changes in the Company's procedures, and for working out with the Company such changes.

         Section 10. (a) The Company, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Company in performance of its obligations and duties under this Agreement.


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

                       (b) Any person, even though also a director, officer, employee, shareholder or agent of the Company, who may be or become an officer, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Company's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of the Company even though paid by it.

                       (c) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless the Company, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Company may sustain or incur or which may be asserted against the Company by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by the Company in good faith hereunder; (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund or upon the option of legal counsel for the Fund or its own counsel; or (iii) any action taken or omitted to be taken by the Company in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of the Company or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.




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

                       (d) The Company shall give written notice to the Fund within twenty (20) business days of receipt by the Company of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Fund of such written assertion or claim shall not operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise.

                       (e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of the Company at its own expense and through counsel of its own choosing if it gives written notice to the Company within twenty (20) business days of receiving notice of such claim. Notwithstanding the foregoing, the Company may participate in the litigation at its own expense through counsel of its own choosing. If the Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

                       (f) The Fund shall not settle any claim without the Company's express written consent which shall not be unreasonably withheld. The Company shall not settle any claim without the Fund's express written consent which shall not be unreasonably withheld.

         Section 11. All financial data provided to, processed by, and reported by the Company under this Agreement shall be stated in United States dollars or currency. The Company shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or equation computations relating to the affairs of the Fund.
         Section 12. The Fund agrees to pay Company, within 15 days from the execution date of this Agreement, an amount equal to reasonable costs and expenses (including counsel fees),


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

incurred by the Company in connection with the transfer of the services subject to this Agreement to the Company from the Fund.

         Section 13. The Company's compensation shall be as set forth in Schedule A hereto attached, or shall be set forth in amendments to such Schedule. The Trust authorizes the Company to debit the Trust's custody account for invoices which are rendered for the services performed for the applicable function three (3) days after the invoice is transmitted to the Trust by telecopy, regardless of whether or not written authorization is received by the Company, unless the invoice is being disputed by the Trust. The original invoice for the service will be mailed to the Trust after the debiting, with the indication that payment has been made.

         Section 14. Nothing contained in this Agreement is intended to or shall require the Company, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the Custodian or the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which both the New York Stock Exchange and the Custodian are open. Notwithstanding the foregoing, the Company shall compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 promulgated under the Investment Act of 1940.

         Section 15. This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 16. The terms defined in Section 1 of the Shareholder Services Agreement shall have the same meanings wherever used in this Agreement. The Fund shall file with the Company a certified copy of each resolution of its Board of Directors authorizing execution of



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

Written  Instructions  or the  transmittal of Oral  Instructions  as provided in
Section 1 of the Shareholder Services Agreement.

         Section 17. The Fund or the Company may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice not less than 120 days after the giving of the notice. Upon the effective termination date, subject to payment to the Company by the Fund of all amounts due to the Company as of said date, the Company shall make available to the Fund or its designated recordkeeping successor, all of the records of the Fund maintained under this Agreement then in the Company's possession.

         Section 18. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

                             If to the Fund:

                             Weston Portfolios, Inc.
                             45 William Street
                             Wellesley, MA 02181
                             Attention: Paul Vierbickas


                             If to the Company:

                             Fund/Plan Services, Inc.
                             P.O. Box 874
                             Conshohocken, PA 19428
                             Attention:  John D. Diederich, President

         Section 19. This Agreement may be amended from to time by supplemental agreement executed by the Fund and the Company.

         Section 20. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.




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



         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.

                                         WESTON PORTFOLIOS, INC.


                                         By:   /s/ DOUGLAS A. BIGGAR
                                            ------------------------


(SEAL)                                   Title:  President
                                               -----------


Attest:   /s/ PAUL VIERBICKAS


                                         FUND/PLAN SERVICES, INC.


(SEAL)                                   By:   /s/ JOHN D. DIEDRICH
                                            -----------------------

Attest:   /s/ J.K. CURTIN
       ------------------
                                         Title:  President

                                                                      Schedule A
                             WESTON PORTFOLIOS, INC.

             CUSTODIAN, ACCOUNTING AND PORTFOLIO VALUATION SERVICES
                          FOR MUTUAL FUNDS INVESTING IN
                               DOMESTIC SECURITIES

                          SCHEDULE OF SERVICES AND FEES

CUSTODIAN SERVICES:

o Eligible equities and corporate and municipal bonds will be deposited in the Depository Trust Company.

o U.S. Treasury and Government Agency holdings will be on the Federal Reserve Book-Entry System.

o All ineligible securities will be placed in First Jersey National Bank's vault under strict audit control.

o Custody-deposited securities are held in complete safety. We reconcile daily to your holdings.

o Collection of all cash and stock dividends as well as interest and posting of same to your account on a timely basis.

o Securities can be pledged by electronic book entry for options writing of loans.

o Notification to you with respect to corporate actions, such as tenders, exchanges, conversions, calls and rights as they occur and the Paperwork processed within the proper deadlines.

o Securities lending transactions can also be handled by electronic book entry.

o Presentation of all maturing securities and posting of same to your custody account.

o    Payment for purchases and receipt of funds on sales.

o    Processing of claims for registered interest, dividends, or assets.

o Rendering of periodic cash statements of principal and income with a list of holdings.

o    Forwarding of proxy materials as received.

Accounting Services:

         -- Compute net asset value (and offering price) per share daily. -- Maintain security ledger
         -- Maintain general ledger
         -- Prepare and submit to client:

             Daily:          Trial Balance
                             Portfolio Pricing Report or interest evaluation (money market funds)
                             Cash Availability

             Monthly:        Statement of Assets and liabilities
                             Statement of Operations
                             Statement of Changes in Net Assets
                             Summary of Purchases
                             Summary of Sales
                             Schedule of Brokerage Commissions
                             Schedule of Principal Trade Transactions

             Semi-Annually:  In addition to monthly reports, Statement of
                             Investments and a draft of footnotes.

             Annually:       Schedules supporting securities and shareholder
                             transactions, income and expense accrual during the year.

Portfolio Pricing Services:

         -- Update the daily market value of securities held by Fund. The following pricing is included in the fee quoted:

                  Listed Securities:           Traded - closing price
                                               Untraded - mean, bid or ask

                  NASDAQ National Market       Traded - closing price
                  Issues:                      Untraded - mean, bid or ask

                  Other Over-the-Counter       Traded - mean, bid or ask
                  Securities:                  Untraded - mean, bid or ask

         -- Monitor securities held for stock splits, stock dividends, mergers, spin-offs. (Domestic securities only)
         -- Determine gain or loss on security trades.

NSAR Reporting Services:

         -- Prepare answers to the following items (if applicable):

                  2, 12B,  20, 21, 22, 23, 28, 30A,  31, 32, 35, 36, 37, 38, 40,
                  41, 42, 43, 53, 55, 62, 63, 64B, 71, 72, 73, 74, 75, 76.

Out-of-pocket expenses and other special services agreed to will be additional items.

Cost of copying and sending material to auditors for off-site audits will be an additional expense.

FEES:

         $ 24,000 minimum to $        5,000,000 of average net asset value
             .0006   on next          5,000,000 of average net asset value
             .0005   on next         40,000,000 of average net asset value
             .0004   on next         50,000,000 of average net asset value
             .0003   on next        100,000,000 of average net asset value
             .00025 on next         100,000,000 of average net asset value



A.       Securities Transaction Charge:  (Payable Monthly)

         Book Entry DTC or
           Federal Book Entry                                           $12.00
         Physical or Mutual Fund Shares                                 $20.00
         GNMA                                                           $23.00
         Options                                                        $35.00
           (Should an option expire, our transaction fee will be only $20.00.) Mortgage Backed Securities -
           Principal Pay Down Per Pool                                  $10.00

B. When Issued, Securities Lending, Index Futures: Should each of these investment vehicles require separate segregated custody accounts. There will be a fee of $300 per account month.

C. Out-of-Pocket Expenses: The Fund will reimburse the custodian monthly for all out-of-pocket expenses, i.e. postage, stationery, insurance, retention of records, conversion, etc. and expenses in the development of agreements between the company and the custodian.

Fees quoted are good for a period of sixty days and are subject to review of the prospectus.